Exhibit T3A.16

CERTIFICATE OF INCORPORATION

OF

PIZZERIA UNO OF COLUMBUS AVENUE, INC.

________

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST: The name of be corporation is PIZZERIA UNO OF COLUMBUS AVENUE, INC.

SECOND: The corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may he organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of New York, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue in two hundred, all of which are without par value, and all of which are of the same class.

FIFTH: The Secretary of State is designated as or the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:  c/o Debevoise & Plimpton, Esqs., 875 Third Avenue, New York, New York  10022.

SIXTH: The duration of the corporation is to be perpetual.

SEVENTH: The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other or to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

NINTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

Signed or December 31, 1987.

/s/ Frances A. Wrigley
Frances A. Wrigley, Incorporator
1 Gulf+Western Plaza
New York, Now York 10023-7773

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

On the date hereinafter set forth, before me came Frances A. Wrig1ey, to me known to be the individual who is described in, and who signed the foregoing certificate of incorporation, and she acknowledged to me that she signed the same.

Signed on December 31, 1987.

MERRYL WIENER
Notary Public